                 AMENDMENT NO. 1, dated as of May 27, 1994 (this "Amendment"), to the Agreement and Plan of Merger, dated as of May 21, 1994, by and among SANDOZ LTD., a corporation organized under the laws of Switzerland ("Parent"), SL SUB CORP., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Newco"), and Gerber Products Company, a Michigan corporation (the "Company").

                              W I T N E S S E T H:

                 WHEREAS, Parent, Newco and the Company have entered into an Agreement and Plan of Merger, dated as of May 21, 1994 (the "Merger Agreement"; capitalized terms not defined herein have the meanings ascribed to them in the Merger Agreement); and

                 WHEREAS, Parent, Newco and the Company desire to amend the Merger Agreement as set forth herein.

                 NOW THEREFORE, in consideration of the premises and of the mutual agreements and understandings hereinafter set forth, the parties hereto agree as follows:

                 SECTION 1. Amendments to Merger Agreement. The Merger Agreement is, effective as of the date hereof, hereby amended by deleting the fifth sentence of Section 1.1(a) in its entirety and replacing such sentence with the following two sentences:

                 "Notwithstanding the foregoing, Newco shall, and Parent agrees to cause Newco to, extend the Offer at any time and from time to time up to November 30, 1994 if at the initial expiration date of the Offer, or any extension thereof, the condition to the Offer requiring approval of the New York Department (as defined herein) for Parent's indirect acquisition of GLIC (as defined herein) (the "Insurance Condition") is not satisfied or waived; provided that (i) any such extension shall be for only such period as Newco shall determine is reasonably necessary in light of the circumstances then prevailing related to satisfying such condition, (ii) any extension to be made before August 10, 1994 may not extend the Offer beyond August 24, 1994 and (iii) unless waived in writing by the Company, any extension to be made on or after August 10, 1994 may not be for a period in excess of 10 Business Days. If the Insurance Condition has been satisfied or waived after June 30, 1994 and the Offer is not due to expire within 15 Business
                 Days of the date the Insurance Condition was satisfied or waived, to the extent permitted by applicable law, Newco shall promptly amend the Offer to cause the Offer to expire on a date not more than 10 Business Days from the date of such amendment."
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                                       2


                 SECTION 2. Effect of Amendment. Except as and to the extent modified by this Amendment, the Merger Agreement shall remain in full force and effect in all respects.

                 SECTION 3. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within such state.

                 SECTION 4. Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
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                 IN WITNESS WHEREOF, the parties hereto have caused this
Amendment No. 1 to the Merger Agreement to be executed by their respective duly authorized officers as of the date first above written.



Attest:                                    GERBER PRODUCTS COMPANY


/S/                                        By: /S/ STEPHEN R. CLARKE
- ---------------------                          ---------------------------
                                               Name: Stephen R. Clarke
                                               Title: Vice President


Attest:                                    SANDOZ LTD.


/S/                                        By: /S/ WERNER WIDNER
- ---------------------                          ---------------------------
                                               Name: Werner Widner
                                               Title: Assistant Vice President


/S/                                        By: /S/ DR. MARTIN CH. BATZER
- ---------------------                          ---------------------------
                                               Name: Dr. Martin Ch. Batzer
                                               Title: Assistant Vice President


Attest:                                    SL SUB CORP.


/S/                                        By: /S/ ROBERT L. THOMPSON, JR.
- ---------------------                          ---------------------------
                                               Name: Robert L. Thompson, Jr.
                                               Title: Vice President and
                                                      Secretary